Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of April 14, 2011
among
CHESAPEAKE ENERGY CORPORATION
NOMAC ACQUISITION, INC.
and
BRONCO DRILLING COMPANY, INC.

TABLE OF CONTENTS

Page

ARTICLE I

THE OFFER

SECTION 1.01. The Offer	2
SECTION 1.02. Company Action	3
SECTION 1.03. Board of Directors	5

ARTICLE II

THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. The Merger	7
SECTION 2.02. Closing	7
SECTION 2.03. Effective Time	7
SECTION 2.04. Effects of the Merger	7
SECTION 2.05. Certificate of Incorporation and By-laws	7
SECTION 2.06. Directors of the Surviving Corporation	8
SECTION 2.07. Officers of the Surviving Corporation	8
SECTION 2.08. Additional Actions	8
SECTION 2.09. Effect on Capital Stock	8
SECTION 2.10. Treatment of Warrant and Company Equity Awards.	10
SECTION 2.11. Exchange of Certificates	11

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company	13
SECTION 3.02. Representations and Warranties of Parent and Merger Sub	34

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business	37
SECTION 4.02. No Solicitation	42

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Company Stockholders’ Meeting; Merger Without Meeting of Company Stockholders	45
SECTION 5.02. Access to Information; Confidentiality	46
SECTION 5.03. Further Action; Efforts.	47

i

INDEX OF DEFINED TERMS

Page

Acquisition Agreement	43
Actions	20
Affiliate	57
Agreement	1
Antitrust Law	57
Appointment Time	5
Arrangements	30
Burdensome Condition	48
Business Day	57
CERCLA	23
Certificate	9
Certificate of Merger	7
Closing	7
Closing Date	7
Code	12
Company	1
Company Adverse Recommendation Change	43
Company Balance Sheet	28
Company Benefit Agreements	20
Company Benefit Plans	26
Company Bylaws	13
Company Certificate	8
Company Common Stock	1
Company Disclosure Schedule	13
Company Pension Plan	27
Company Personnel	20
Company Preferred Stock	14
Company Recommendation	3
Company Restricted Stock	10
Company SEC Documents	17
Company Stock Plan	14
Company Stock-Based Awards	14
Company Stockholder Approval	33
Company Stockholders	1
Company Welfare Plan	26
Confidentiality Agreement	47
Continuing Employees	51
Contract	16
Conversion Time	10
Covered Securityholders	30
DGCL	1
Dissenting Shares	9
Dissenting Stockholders	9

Page

DOJ	48
Drilling Contracts	21
Effective Time	7
End Date	53
Environmental Laws	23
Environmental Liability	23
Environmental Permit	23
ERISA	26
Exchange Act	2
Exchange Agent	11
Exchange Fund	11
Expenses	51
Expiration Date	3
Foreign Antitrust Laws	57
Foreign Corrupt Practices Act	24
FTC	48
GAAP	17
Governmental Entity	17
Hazardous Substance	23
HSR Act	17
Independent Directors	6
Infringe	33
Intellectual Property	57
IRS	27
Key Personnel	57
Knowledge	57
Law	16
Liens	13
Material Adverse Change	58
Material Adverse Effect	58
Material Contracts	22
Merger	1
Merger Consideration	9
Merger Option	4
Merger Option Shares	4
Merger Sub	1
Merger Sub Certificate	34
Nasdaq	6
Non-U.S. Company Benefit Plan	27
Notice of Superior Proposal	44
Offer	1
Offer Documents	2
Offer Price	1
Order	16
Parent	1
Parent Disclosure Schedule	34

Page

Parent Material Adverse Change	58
Parent Material Adverse Effect	58
Permits	13
Permitted Liens	59
person	59
Proxy Statement	45
RCRA	23
Release	23
Removal, Remedial or Response	24
Representatives	42
Restraints	54
Schedule 14D-9	4
SEC	2
SEC Staff	3
Securities Act	17
Significant Subsidiary	13
SOX	17
Stockholders’ Meeting	46
Subsidiary	59
Superior Proposal	43
Surviving Corporation	7
Takeover Proposal	43
Tax Return	32
Taxes	32
Tender Offer Conditions	2
Tender Support Agreements	1
Termination Fee	50
Warrant Agreements	13
Warrants	13

v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2011, is by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Parent”), Nomac Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Bronco Drilling Company, Inc., a Delaware corporation (the “Company”).
WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be amended or supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share equal to $11.00 (the “Offer Price”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into Tender Support Agreements (the “Tender Support Agreements”), with Third Avenue Management LLC, and Inmobiliaria Carso, S.A. de C.V. and Carso Infraestructura y Construcción, S.A.B. de C.V., pursuant to which, among other things, such entities have agreed to tender shares of Company Common Stock beneficially owned by them, or over which they otherwise have dispositive power, in the Offer (the shares subject to such agreements constituting, in the aggregate, approximately 32% of the Company Common Stock as of the date of this Agreement) and to take certain actions and exercise certain rights, and to refrain from taking other actions or exercising other rights, in each case, as set forth therein;
WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”);
WHEREAS, the Board of Directors of the Company (i) has approved and declared advisable this Agreement, (ii) has determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) is recommending that the holders of shares of Company Common Stock (the “Company Stockholders”) accept the Offer, tender their shares of Company Common Stock into the Offer and, if required by the General Corporation Law of the State of Delaware (the “DGCL”), vote to adopt this Agreement, in each case upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Board of Directors of each of Parent and Merger Sub has (i) approved this Agreement and (ii) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective corporations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
THE OFFER
SECTION 1.01. The Offer.
(a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events or conditions set forth in Annex A (other than clause (e) of Annex A) shall have occurred and be existing and shall not have been waived by Parent or Merger Sub (the conditions set forth in Annex A, the “Tender Offer Conditions”), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer, as promptly as reasonably practicable after the date of this Agreement. Without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose conditions to the Offer in addition to the Tender Offer Conditions, change or waive the Minimum Condition or, except as provided in Section 1.01(c), extend the expiration of the Offer beyond the initial Expiration Date, or amend any other term of the Offer in a manner materially adverse to the Company Stockholders; provided that Merger Sub expressly reserves the right to increase the Offer Price and to waive any condition of the Offer, except the Minimum Condition. The Company agrees that neither it nor any of its Subsidiaries shall tender into the Offer shares of Company Common Stock held by the Company or any of its Subsidiaries.
(b) Merger Sub shall, and Parent shall cause Merger Sub to, file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer on the date that the Offer is commenced, which Tender Offer Statement shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Offer Documents”) and, subject to the Company’s compliance with Section 1.02(c), use its reasonable best efforts to cause the Offer Documents to be disseminated to the Company Stockholders in all material respects in accordance with the applicable requirements of the U.S. federal securities laws. The Company, Parent and Merger Sub each agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and use its reasonable best efforts to cause such corrected Offer Documents to be disseminated to the Company Stockholders to the extent required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 1.01(b). The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents sufficiently in advance of filing with the SEC or dissemination to the Company Stockholders, and Parent and Merger Sub shall give reasonable consideration to the Company comments thereon.

(c) Subject to the terms and conditions of the Offer, the Offer shall remain open until midnight, New York City time, at the end of the 20th Business Day after the date that the Offer is commenced (the “Expiration Date”), unless Merger Sub shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the second sentence of this Section 1.01(c) or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended may expire. Merger Sub may, without the consent of Company, (i) extend the Offer for one or more periods of not more than five Business Days per period if, at the scheduled Expiration Date, any of the Tender Offer Conditions shall not have been satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC (the “SEC Staff”) thereof applicable to the Offer; or (iii) if all of the Tender Offer Conditions are satisfied but the number of shares of Company Common Stock that have been validly tendered and not withdrawn in the Offer, together with any shares of Company Common Stock then owned by Parent, is less than 90% of the outstanding shares of Company Common Stock, commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 Business Days to acquire outstanding shares of Company Common Stock.
(d) Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause it to, as soon as practicable after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax) all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer. If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for (after giving effect to any required withholding Tax) all additional shares of Company Common Stock validly tendered during such subsequent offering period.
SECTION 1.02. Company Action.
(a) The Company hereby approves of and consents to the Offer, and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company Stockholders; (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in all respects; and (iii) resolved to recommend that the Company Stockholders accept the Offer, that the Company Stockholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Stockholders adopt this Agreement to the extent required by applicable Law (the “Company Recommendation”). The Company consents to the inclusion of the Company Recommendation in the Offer Documents and the Proxy Statement (if any), subject to Section 4.02(b).

(b) The Company hereby agrees to file with the SEC, on the date that the Offer is commenced to the extent practicable (and otherwise as promptly as practicable thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 4.02(b), contains the Company Recommendation and to promptly mail the Schedule 14D-9 to the Company Stockholders together with the Offer Documents and cause the Offer Documents and the Schedule 14D-9 to be disseminated to the Company Stockholders, in each case as and to the extent required by, and in accordance with the applicable requirements of the U.S. federal securities Laws. Parent, Merger Sub and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 sufficiently in advance of its filing with the SEC. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the U.S. federal securities laws. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by Company in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.02(b).
(c) In connection with the Offer, the Company promptly will furnish (or cause its transfer agent to furnish) Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the Company Stockholders, each as of a recent date, and shall furnish Merger Sub with such additional information and assistance (including updated lists of the Company Stockholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Such materials and information furnished to Parent and Merger Sub pursuant to this subsection (c) shall be subject to the confidentiality requirements of Section 5.02, other than with respect to the usage contemplated by the preceding sentence.
(d) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Merger Option”) to purchase up to that number of newly issued shares of Company Common Stock (the “Merger Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), after giving effect to the issuance of the Merger Option Shares, for consideration per Merger Option Share equal to the Offer Price.
(e) The Merger Option shall not be exercisable if the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance or held in treasury, excluding any shares that are reserved or otherwise committed for other issuance.

(f) In the event that Parent or Merger Sub wish to exercise the Merger Option, Merger Sub shall give the Company one day’s prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent and Merger Sub immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying the number of Merger Option Shares. At the closing of the purchase of the Merger Option Shares, the portion of the purchase price owing upon exercise of the Merger Option that equals the product of (i) the number of shares of Company Common Stock purchased pursuant to the Merger Option, multiplied by (ii) the Offer Price, shall be paid to the Company in cash (by wire transfer or cashier’s check) for the amount equal to the aggregate par value of the Merger Option shares, with the balance payable, at the election of Parent and Merger Sub, either in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having full recourse to Parent. Any such promissory note shall bear interest at a rate per annum equal to prime rate of Citibank, N.A. during the period in which any portion of the principal amount of such promissory note remains outstanding, calculated on a daily basis on the outstanding principal amount of the promissory note from the date the promissory note is originally issued until the date of payment in full of the promissory note, and may be prepaid without premium or penalty.
SECTION 1.03. Board of Directors.
(a) Subject to compliance with applicable Law, promptly upon the acceptance for payment of shares of Company Common Stock by Parent or Merger Sub or any of their affiliates pursuant to and in accordance with the terms of the Offer (including the satisfaction of the Minimum Condition) (the “Appointment Time”) and from time to time thereafter, and subject to Section 1.03(c), Merger Sub shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.03) and the percentage that such number of shares of Company Common Stock beneficially owned by Parent or its Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall use reasonable best efforts to, upon Parent’s request, promptly, at Parent’s election, either increase the size of the Board of Directors of the Company or seeking and accepting the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors of the Company and to cause Parent’s designees to be so elected. At such times, subject to Section 1.03(c), the Company will cause individuals designated by Parent to constitute the number of members of each committee of the Board of Directors of the Company, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board of Directors of the Company, other than any committee of the Board of Directors of the Company established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 1.03(c)).

(b) The Company’ obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.03 and the U.S. federal securities laws. Parent shall provide to the Company and shall be solely responsible for the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.
(c) In the event that Parent’s designees are elected or designated to the Board of Directors of the Company, then, until the Effective Time, the Company shall cause the Board of Directors of the Company to have at least two directors who are (i) directors on the date of this Agreement, (ii) independent directors for purposes of the continued listing requirements of the Nasdaq Global Select Market (“Nasdaq”) and (iii) reasonably satisfactory to Parent (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of Company or its subsidiaries and each such individual is reasonably satisfactory to Parent) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director remains prior to the Effective Time, a majority of the members of the Board of Directors of the Company at the time of the execution of this Agreement shall be entitled to designate two persons to fill such vacancies; provided that such individuals shall not be employees or officers of the Company, Parent or Merger Sub and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, Parent and Merger Sub shall cause any amendment or termination of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Merger Sub or Parent or waiver of any of the Company’ rights under this Agreement or other action adversely affecting the rights of the Company Stockholders (other than Parent or Merger Sub), not to be effected without the affirmative vote of a majority of the Independent Directors. Following the Appointment Time and prior to the Effective Time, neither Parent nor Merger Sub shall take any action to remove any Independent Director absent cause.

ARTICLE II
THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
SECTION 2.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of ownership and merger or a certificate of merger, as applicable (in either such case, the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 2.05. Certificate of Incorporation and By-laws. (a) The Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time so as to read in its entirety in the form as set forth on Exhibit A hereto, and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in the form as set forth on Exhibit B hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
SECTION 2.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
SECTION 2.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
SECTION 2.08. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
SECTION 2.09. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or any holder of any shares of capital stock of Parent or Merger Sub:
(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock that are owned by a wholly owned Subsidiary of the Company or by a wholly owned Subsidiary of Parent (other than Merger Sub) shall remain outstanding after the Effective Time, appropriately adjusted such that such Subsidiary owns the same percentage of the Company after the Merger as it owned immediately prior to the Merger.

(c) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.09(b) and any Dissenting Shares) shall be converted into the right to receive an amount of cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.11(b), without interest. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.
(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company Stockholder (a “Dissenting Stockholder”) who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment for such Dissenting Shares in accordance with the applicable provisions of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share, in accordance with Section 2.09(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agrees and acknowledges that, in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Surviving Corporation shall not assert that the Merger Option, the Merger Option Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Merger Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

SECTION 2.10. Treatment of Warrant and Company Equity Awards.
(a) Warrant. If Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer, or if the Effective Time shall have occurred, then the Warrant, to the extent unexercised and outstanding as of immediately prior to the earliest to occur of (i) the Effective Time, (ii) 20 Business Days after the Expiration Date or, if there is a subsequent offering period following the Expiration Date, the expiration of the last subsequent offering period, and (iii) September 1, 2011 (the earliest of clauses (i), (ii) and (iii), the “Conversion Time”), shall, in accordance with Section 13(B) of the Warrant and immediately prior to the Conversion Time, terminate and cease to represent a right to acquire shares of Company Common Stock, and the holder thereof shall be entitled to receive therefor from Parent and Merger Sub, and Parent and Merger Sub shall pay, no later than two Business Days following the Conversion Time an amount in cash equal to the product of (i) the number of shares of Company Common Stock that were purchasable upon exercise of the Warrant as of the Conversion Time (determined without regard to any limitations set forth in the Warrant as to the exercisability thereof), and (ii) the Offer Price less the exercise price of the Warrant as in effect as of the Conversion Time. For the avoidance of doubt, if the Merger Agreement shall be terminated, then the Warrant shall remain outstanding in accordance with its terms.
(b) Company Restricted Stock. Each share of Company Common Stock that is restricted (“Company Restricted Stock”) and is outstanding immediately prior to the Effective Time will vest in full and become non-forfeitable immediately prior to the Effective Time and will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.
(c) Payment. All amounts payable pursuant to this Section 2.10 will be paid as promptly as practicable following the Effective Time and in any event no later than ten (10) Business Days following the Effective Time, and Parent will cause the Surviving Corporation to make such payments as promptly as practicable after the Effective Time in accordance with the foregoing and the terms of the Warrant, the applicable Company Restricted Stock or the applicable Company Stock Plan.
(d) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) and Parent shall adopt such resolutions or take such other actions as may be required to effect the foregoing actions set forth in clauses (b) and (c) of this Section 2.10 and shall make such other changes to the Company Stock Plan as Parent and the Company may agree are appropriate to give effect to the Merger.
(e) The Company shall take all requisite action so that, following the Effective Time, no participant in the Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights). In addition, the Company shall take all actions as may be necessary to terminate the Company Stock Plan as of the Effective Time.

SECTION 2.11. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.09(c). Any funds deposited with the Exchange Agent pursuant to this Section 2.11(a) shall hereinafter be referred to as the “Exchange Fund.”
(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.09(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.11(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.11(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.
(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.
(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any funds from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.
(h) Withholding Rights. Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other Section or subsection, be deemed to be disclosed with respect to such other Section or subsection to the extent that such disclosure is cross-referenced to the other Section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:
(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental consents, licenses, orders, franchises, rights, registrations licenses, permits, authorizations and approvals, whether state or local, United States or foreign, necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted (the “Permits”), except where the failure to have such Permits, has not had, and could not reasonably be expected to have, a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement (i) complete and accurate copies of the Company Certificate and the Bylaws of the Company (the “Company Bylaws”), (ii) the comparable organizational documents of each significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act, a “Significant Subsidiary”) and (iii) the Warrant Agreement, dated September 18, 2009, between the Company and Banco Inbursa S.A., Institución de Banca Multiple, Grupo Financiero Imbursa (the “Warrant Agreement”) and the related warrant (the “Warrant”), as amended to the date of this Agreement.
(b) Subsidiaries. Section 3.01(b)(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) each Significant Subsidiary of the Company (including its state of incorporation or formation) and (ii) each other Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. Except as listed on Section 3.01(b)(ii) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or person.

(c) Capital Structure; Indebtedness.
(i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on the date prior to the date of this Agreement:
(1) 28,800,059 shares of Company Common Stock were issued and outstanding (which number includes 1,202,069 shares of Company Restricted Stock that were subject to vesting under the Company’s 2006 Stock Incentive Plan, as amended prior to the date of this Agreement (the “Company Stock Plan”)), and 169,134 shares of Company Common Stock were held by the Company in its treasury;
(2) 5,440,770 shares of Company Common Stock were reserved for issuance upon exercise of the Warrant, which has a current exercise price of $7.00 per share; and
(3) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares or were reserved for issuance.
(ii) Except as set forth above in this Section 3.01(c), at the close of business on the date prior to the date of this Agreement, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. No Subsidiary of the Company owns, holds or has any interest in shares of Company Common Stock. Except as set forth above in this Section 3.01(c), at the close of business on the date prior to the date of this Agreement, there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) (and with respect to changes to the following after the date of this Agreement, only such changes in accordance with Section 4.01(a)): (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and, except for the Merger Option granted in this Agreement, no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and
(iii) The only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases) is $4,238,538 (which amount is as of the close of business on the date of this Agreement) of which, $3,000,000 is pursuant to the Company’s Senior Secured Revolving Credit Facility, dated as of September 18, 2009, with certain lenders and agents named therein, as amended prior to the date of this Agreement (the “Credit Facility”), and $1,238,537.58 is pursuant to that certain real estate Mortgage, Security Agreement, Assignment of Rents and Financing Statement, dated as of December 5, 2005, by and between CPR Holdings LLC, in favor and for the benefit of Ameritas Life Insurance Corp., and the Company.
(iv) From and after the date prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock or any securities convertible into or exercisable for any shares of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of other Company Stock-Based Awards outstanding as of the date prior to the date of this Agreement in accordance with their terms as of the date prior to the date of this Agreement.
(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval if required by applicable Law to consummate the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval to consummate the Merger, if required by applicable Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved this Agreement, and declared this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company and the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders accept the Offer, that the Company Stockholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Stockholders vote to adopt this Agreement to the extent required by applicable Law. Subject to Section 4.02, the Board of Directors has not rescinded, modified or withdrawn such resolutions in any way. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer and the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Company Stockholder Approval if required by applicable Law and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate (A) have not had, and could not reasonably be expected to have, a Material Adverse Effect, (B) have not impaired, and could not reasonably be expected to impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (C) have not prevented or materially impeded, interfered with, hindered or delayed, and could not reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the consummation of any of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any material Permits. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental

Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of Nasdaq and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate (x) has not had, and could not reasonably be expected to, have a Material Adverse Effect, (y) has not impaired, and could not reasonably be expected to impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) has not prevented, or materially impeded, interfered with, hindered or delayed, and could not reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the consummation of any of the transactions contemplated by this Agreement.
(e) Company SEC Documents.
(i) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2008 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of the Company are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX ) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.
(iii) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(iv) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company and on 3.01(e)(iv) of the Company Disclosure Schedule (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(v) Since December 31, 2008 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, on the date that such document is first mailed to the stockholders of the Company and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Stockholders’ Meeting, if any (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
(g) Absence of Certain Changes or Events. Except for liabilities expressly contemplated to be incurred as a result of this Agreement or, with respect to liabilities incurred after the date of this Agreement, as expressly permitted pursuant to Section 4.01(a), since December 31, 2010, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (i) there has not been any Material Adverse Change, and (ii) from such date until the date of this Agreement there has not been (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (B) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, including pursuant to any share repurchase program of the Company, (C) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (D) (1) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor, of the Company or any of its Subsidiaries (all such individuals, collectively, the “Company Personnel”) of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (2) any granting by the Company or any of its Subsidiaries to any Company Personnel of (x) any increase in severance or termination pay or (y) any right to receive any severance or termination pay except in connection with the termination of employment or service arrangement with any Company Personnel, (3) any entry by the Company or any of its Subsidiaries into, or any amendments of, (x) any employment, deferred compensation, consulting, severance, change of control, termination, retention, deal bonus or indemnification Contract with any Company Personnel or (y) any Contract with any Company Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan or applicable Law (all Contracts of the type described by this clause (3), collectively, “Company Benefit Agreements”), (4) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of this Agreement, or (5) the adoption, amendment or termination of any Company Benefit Plan or entry into any agreement, plan or arrangement to do any of the foregoing, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan or applicable Law, (E) any material damage, destruction or loss, whether or not covered by insurance, (F) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (G) any other action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a).
(h) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the executive officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, (A) have not had, and could not reasonably be expected to have, a Material Adverse Effect and (B) could not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, (x) have not had, and could not reasonably be expected to have, a Material Adverse Effect and (y) could not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement. Since January 1,

2008 there has not been any material product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any of its Subsidiaries or (B) the sale, distribution or manufacturing of products by the Company or any of its Subsidiaries. To the Knowledge of the Company (including for this purpose the members of the Audit Committee of the Board of Directors of the Company), there are no formal or informal governmental inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries.
(i) Material Contracts.
(i) Except for this Agreement and as set forth in Section 3.01(i) of the Company Disclosure Letter and except for the Company Benefit Agreements and Company Benefit Plans, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (A) with respect to the employment of any directors or executive officers of the Company, (B) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC), (C) that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to compete in any line of business, in any geographic area or with any person, or that requires referrals of any material amount of business of the Company or any of its Affiliates, (D) with respect to any customer or distribution agreements where the Company or any of its Subsidiaries has received or expects to receive in the next twelve (12) months $2,500,000 or more in receivables pursuant to such agreements, (E) with respect to the receipt of any goods and services involving a payment of $1,000,000 or more per annum (other than those cancelable by the Company without penalty or notice of 90 days or less), (F) in the case of a Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (G) all presently existing and valid Contracts, commitments or understanding under which the Company or any of its Subsidiaries has agreed to perform land contract drilling for any third party (“Drilling Contracts”), (H) each joint venture agreement to which the Company or any of its Subsidiaries is a party or (I) that could prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.01(i) shall be collectively referred to herein as the “Material Contracts.”

(ii) Schedule 3.01(i) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each such Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, could constitute a material default under the provisions of any Material Contract. None of the parties to any Material Contract has terminated, canceled or modified any of the Material Contracts or given notice that it intends to do so,
(j) Compliance with Laws; Environmental Matters.
(i) Except for such matters as have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance, and have been in compliance since January 1, 2008, with all applicable Environmental Laws (as defined below); (b) the Company and its Subsidiaries have all and are in compliance, and have been in compliance since January 1, 2008, with all applicable Environmental Permits, and such permits are in full force and effect; (c) to the Knowledge of the Company, no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions (as such terms are defined below) for its current use, (ii) that is in violation of any Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability (as defined below); (d) during the period of its ownership, lease or operation thereof, there was no Release of any Hazardous Substance at, on, in, to or from any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions for its current use, (ii) that is in violation of Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability; (e) neither the Company nor any Subsidiary has Released any Hazardous Substance (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions for its current use, (ii) that is in violation of Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability; (f) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information in writing alleging that the Company or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company or any Subsidiary, or from any real property currently owned, leased or operated by the Company or any Subsidiary, and, to the Knowledge of the Company, no such notice, demand letter, claim or request is threatened; (g) neither the Company nor any of its Subsidiaries currently is subject to or, to the Knowledge of the Company, threatened to be subject to, any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement relating to any Hazardous Substance; (h) neither the Company nor any of its Subsidiaries have received any notice that real property currently owned, leased or operated by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List or the

Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any analogous list; (i) all underground storage tanks and solid waste disposal facilities owned or operated by Company are used and operated in material compliance with Environmental Laws; and (j) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any Environmental Liability, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company or any Subsidiary, or from any real property currently owned, leased or operated by the Company or any Subsidiary. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, generation, transportation, storage, treatment, use, presence, disposal, Release (as defined below) or threatened Release of any Hazardous Substance, (C) natural resource damage or (D) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Permit” means any permit, license or other authorization required under applicable Environmental Law. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by, or exposure to, Hazardous Substances); or (ii) based upon or related to (A) any provision of Environmental Laws or Environmental Permits or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity pursuant to Environmental Law. The term “Environmental Liability” includes: (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) other Environmental Laws compliance or remedial measures. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA, any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act, all as amended (including as those terms are further defined, construed, or otherwise used in court opinions, rules, regulations, guidelines, directives and orders, issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum products or byproducts, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, and any other substances, materials or wastes that are present in such location and at such concentration that they are regulated under Environmental Law. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers or disposers, including all actions to (A) clean up, remove, treat or handle in any other way Hazardous Substances in the environment; (B) restore or reclaim the environment or natural resources; (C) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; or (D) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.
(ii) The reserves reflected on the Company Balance Sheet relating to environmental matters were adequate under GAAP as of December 31, 2010, and Company has not incurred any liability in respect of any environmental matter since that date which has had or could reasonably be expected to have a Material Adverse Effect; and the Company SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto.
(iii) To the Company’s Knowledge, there are no adverse negative past performance evaluations or ratings by the U.S. Government or any other Governmental Entity, or any voluntary disclosures under the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) or any other comparable foreign Law, any enforcement actions or threats of enforcement actions, or facts that, in each case, could result in any adverse or negative performance evaluations related to the Foreign Corrupt Practices Act or any other comparable foreign Law. Neither the U.S. Government nor any other person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other comparable foreign Law. To the Knowledge of the Company, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law. To the Knowledge of the Company, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law;
(iv) None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their employees is, or since January 1, 2008, has been, in violation of any Law applicable to its business, properties or operations and relating to: (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments or kickbacks (including 42 U.S.C. 1320 a-7b(b), as amended or any applicable state anti-kickback or other similar state or federal laws);

(v) The Company and its Subsidiaries have at all times been in compliance with all requirements of any U.S. Governmental Entity relating to export controls and economic sanctions. Neither the Company nor any of its Subsidiaries has conducted any activity with respect to its business or its assets in violation of laws relating to trade control, including without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export Administration Regulations, the Trading with the Enemy Act, or the various U.S. economic sanction and embargo programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States, or any other US export regulations. Neither the Company nor any of its Subsidiaries has caused, permitted, or allowed any other Person to conduct any such activity with respect to any of its business or its assets. Neither the Company nor any of its Subsidiaries is subject to any action of any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to governmental bodies. Except to the extent permitted under Law, neither the Company nor any of its Subsidiaries has, directly or indirectly, sold any product or provided any service to or on behalf of, or otherwise engaged in any transaction with or involving, Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any Person identified on a U.S. government list. Neither the Company nor any of its Subsidiaries has or is in the process of filing a voluntary disclosure concerning any export violation. Section 3.01(j)(v) of the Disclosure Schedule sets forth a complete and detailed list of any and all disclosures, violations, fines and penalties that the Company and/or its Subsidiaries have incurred due to violations of any export control regulation enforced by any Governmental Entity. Neither the Company or any of its Subsidiaries has taken any action in violation of applicable current United States Laws that prohibit parties from transacting or dealing with terrorists, narcotics traffickers, and Governmental Entities and persons in certain countries including Burma (Myanmar), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria.
(k) Labor Relations and Other Employment Matters.
(i) Since December 31, 2008, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that covers any Company employees. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, and no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Entity. Since January 1, 2009, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(ii) Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. No employee of the Company at the officer level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, non-competition agreement, or any restrictive covenant with, or any common law nondisclosure obligations owed to, a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.
(iii) Each of the Company and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.
(l) Benefit Plans.
(i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law and except for employment contracts, agreements, or arrangements that can be terminated at the will of the Company or its Subsidiaries without cost or liability), in each case providing benefits to any Company Personnel (collectively, the “Company Benefit Plans”) and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance); provided, however, that (x) with respect to Company Benefit Plans sponsored by the Company or any of its Subsidiaries solely for service providers outside of the United States (each, a “Non-U.S. Company Benefit Plan”), the term Company Benefit Plans for purposes of this Agreement shall mean any material Non-U.S. Company Benefit Plans and (y) individual option and restricted stock unit award agreements issued under the Company Stock Plans need not be listed on Section 3.01(l)(i) of the Company Disclosure Schedule. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan.”

(ii) The Company has made available to Parent current, complete and accurate copies of (to the extent applicable) (A) each Company Benefit Plan (or, with respect to any unwritten Company Benefit Plans, accurate descriptions thereof) and Company Benefit Agreements, (B) for the two most recent years (1) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements and (3) actuarial valuation reports, (C) the most recent summary plan description and any summary of material modifications thereto for each Company Benefit Plan for which such summary plan description is required, (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (E) the most recent favorable IRS determination letter or opinion letter, to the extent applicable.
(iii) Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, (A) each Company Benefit Plan has been administered in all respects in accordance with its terms, and the Company, its Subsidiaries and all the Company Benefit Plans are in compliance in all respects with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all collective bargaining Contracts, and (B) all Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS or are subject to an opinion letter from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent letter that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA. No Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(iv) Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date of this Agreement, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, (A) neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) to the knowledge of the Company, no condition exists that presents a risk to the Company or any Commonly Controlled Entity of incurring a liability under Title IV of ERISA, and (C) no event has occurred, and to the Knowledge of the Company no condition exists, that could be reasonably expected to subject the Company or any Subsidiary to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. For purposes of this Section, “Commonly Controlled Entity” means any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(v) Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, (A) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability and (B) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action.
(vi) Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date of this Agreement in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent audited balance sheet of the Company included in the Company SEC Documents (including the notes thereto, the “Company Balance Sheet”).
(vii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect: (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(viii) Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code). To the Knowledge of the Company, there has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(ix) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.
(x) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each person entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement, the Company made available to Parent (A) accurate Form W-2 information for the 2006, 2007, 2008, 2009 and 2010 calendar years, (B) annual base salary as of the date of this Agreement, actual bonus paid for the 2007, 2008, 2009 and 2010 calendar years and target annual bonus for the 2011 calendar year and (C) a list, as of the date of this Agreement, of all outstanding Company Stock-Based Awards granted under the Company Stock Plan or otherwise (together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates exercise or base prices and vesting schedules thereof), and (D) estimated current annual cost of welfare and pension benefits.
(xi) Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, all Non-U.S. Company Benefit Plans (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(xii) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans and the Company Welfare Plans (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company, the Executive Compensation Committee of such Board or its independent directors. A true and complete copy of any resolutions of any committee of the Board of Directors of the Company reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.
(m) No Parachute Gross Up. No Company Personnel are entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.
(n) Tax Matters.
(i) Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect:
(1) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate. The Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them.
(2) The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all tax periods through the date of such financial statements.

(3) There are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Entity. Neither the Company nor any of its Subsidiaries or any predecessor has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver. All federal, state, local and foreign income and franchise Tax Returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all tax years through 2006.
(4) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).
(5) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.
(6) The Company and each of the Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person, whether domestic or foreign.
(7) Neither the Company nor any of its Subsidiaries has liability for the Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).
(8) There are no adjustments under Section 481 of the Code or any similar adjustments under corresponding state, local or foreign Laws that are required to be taken into account by the Company or any of its Subsidiaries in any tax period ending after the Closing Date by reason of a change in method of accounting in any tax period ending on or before the Closing Date.
(9) None of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed.

(10) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.
(ii) The Company is not, and has not been during the 5-year period ending on the date of this Agreement, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(iii) As used in this Agreement, (i) “Taxes” means (A) any and all domestic or foreign federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (B) any liability for the payment of any amount imposed on any person of the type described in clause (A) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, and (C) any liability for the payment of any amount imposed on any person of a type described in clause (A) or clause (B) as a transferee or successor or a result of any existing express or implied indemnification agreement or arrangement; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
(o) Title to Properties. The Company and each of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

(p) Intellectual Property. Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect or a material adverse impact on any business segment of the Company or any of its Subsidiaries: (i) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (ii) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (iii) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and no other person is Infringing their Intellectual Property; (iv) all patents, registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries and used in the operation of their businesses as currently conducted is subsisting and unexpired, has not been abandoned or cancelled, and to the Knowledge of the Company, is valid and enforceable; (v) the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information) that is used in the operation of their business as currently conducted, and require all persons who can reasonably be expected to create or contribute to proprietary Intellectual Property to assign all of their rights therein to the Company.
(q) Voting Requirements. If required by applicable Law to authorize the Merger, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.
(r) Company Certificate Provisions. Assuming compliance by Parent and Merger Sub with their obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no takeover-related provision in the Company Certificate or Company Bylaws, could (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision of this Agreement or the Certificate of Merger, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.
(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Johnson Rice & Company, L.L.C.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.
(t) Opinion of Financial Advisors. The Company has received the opinion of Johnson Rice & Company, L.L.C., dated as of the date of this Agreement, to the effect that, as of such date, each of the Offer Price and the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of such opinion has been delivered to Parent.

(u) Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, workers’ compensation policies for all employees, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, could constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries.
(v) Interested Party Transactions. Since December 31, 2010, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.
(w) Rights Agreement. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.
(x) Takeover Laws. Each of (i) the execution of this Agreement and the Tender Support Agreements, (ii) the Offer, (iii) the Merger, and (iv) the transactions contemplated by this Agreement, is exempt from or is not subject to (x) Section 203 of the DGCL or (y) any other applicable state takeover Law or similar Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of Company Common Stock.
SECTION 3.02. Representations and Warranties of Parent and Merger Sub. Except set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates), Parent and Merger Sub represent and warrant to the Company as follows:
(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. Parent has made available to the Company complete and accurate copies of the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”) and the Bylaws of Merger Sub, in each case as amended to the date of this Agreement.

(b) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Except for the adoption of this Agreement (following its execution) by Parent in its capacity as the sole stockholder of Merger Sub, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (x) Parent’s Amended and Restated Articles of Incorporation, as amended, Parent’s Code of Regulations, as amended, the Merger Sub Certificate or the Bylaws of Merger Sub, (y) any Contract to which Parent or Merger Sub is a party or any of their respective properties, rights or other assets is subject or (z) the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, (1) have not had, and could not reasonably be expected to have, a Parent Material Adverse Effect, (2) have not impaired, and could not reasonably be expected to impair, in any material respect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or (3) have not prevented or materially impeded, interfered with, hindered or delayed, and could not reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (X) the Offer Documents by Merger Sub, (Y) the Schedule 14D-9 by the Company and, if required by applicable Law, the Proxy Statement by the Company and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of Nasdaq, (5) any filings required pursuant to state securities and “blue sky” laws and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, (x) has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect, (y) has not impaired, and could not reasonably be expected to impair, in any material respect, the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or (z) has not prevented or materially impeded, interfered with, hindered or delayed, and could not reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the consummation of any of the transactions contemplated by this Agreement.
(c) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, on the date that such document is first mailed to the stockholders of the Company and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Stockholders’ Meeting, if any (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.
(d) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
(e) Sufficient Funds. Parent or Merger Sub has or will have as of the Appointment Time and the Closing sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the aggregate Offer Price and the aggregate Merger Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose.
(f) Brokers. No broker, investment banker, financial advisor or other person (other than Jefferies & Company, Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE IV
COVENANTS RELATING TO THE BUSINESS
SECTION 4.01. Conduct of Business.
(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Appointment Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule, as required by Law, or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Appointment Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:
(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (y) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required by the terms of the Company Stock Plan;
(ii) except for the issuance of Company Common Stock upon the exercise, if any, of all or a portion of the Warrant, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units, deferred stock units or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement;
(iii) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company Common Stock or the capital stock of any Subsidiary of the Company;
(iv) amend the Company Certificate, the Company Bylaws, any joint venture agreement to which the Company or any of its Subsidiaries is a party or other comparable charter or organizational documents of any of Subsidiaries or joint ventures of the Company;

(v) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (viii) below and (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;
(vi) (x) sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien any rigs or any other material properties, rights or assets of the Company or any of its Subsidiaries, except, other than with respect to rigs, (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Appointment Time pursuant to existing Contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of the Company or any of its Subsidiaries having a value not to exceed $500,000 individually or $1,500,000 in the aggregate, (B) inventory which is obsolete or no longer used or useful in the conduct of the Company’s or any of its Subsidiaries’ business in the ordinary course of business consistent with past practice or (C) finished goods in the ordinary course of business consistent with past practice; or (y) unless otherwise permitted under another clause of this Section 4.01(a), enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;
(vii) (x) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice) or (y) make any loans or advances to any other person which could result in the aggregate principal amount of all of the outstanding foregoing loans and advances of the Company and its Subsidiaries exceeding $100,000;
(viii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(viii) of the Company Disclosure Schedule except for the expenditures for the Company’s building of two drilling rigs, which expenditures have been disclosed to Parent and are set forth in Section 4.01(a)(viii) of the Company Disclosure Schedule;

(ix) except as required by Law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Document filed with the SEC prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice provided that such settlements shall not involve in excess of $250,000 in the aggregate, (w) waive or assign any claims or rights of material value, (x) waive any benefits of, or agree to modify in any respect, or, subject to the terms of this Agreement, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (y) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms of this Agreement, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;
(x) (x) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any other Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned could, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company or its Subsidiaries to perform its obligations under this Agreement, (C) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;
(xi) enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) except as required (x) by this Agreement or to comply with applicable Law or (y) to comply with any Company Benefit Plan or Company Benefit Agreement (each as in existence as of the date of this Agreement) (A) adopt, enter into, become a party to, terminate, commence participation in, amend or commit itself to the adoption of (I) any collective bargaining Contract or Company Benefit Plan or (II) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel (or any newly hired employee), except amendments in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (B) grant any severance or termination pay or increase the compensation of any Key Personnel, or grant any severance or termination pay or increase the compensation of any Company Personnel, excluding Key Personnel, other than in the ordinary course of business, consistent with past practice, (C) remove any existing restrictions, including vesting restrictions, in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (D) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined or (G) hire, promote or terminate (other than for cause) any employee who is, or would upon hire or promotion, be classified as Key Personnel;
(xiii) except as required by GAAP and as advised by the Company’s regular independent public accountant, revalue any material assets of the Company or any of its Subsidiaries or make any change in financial or accounting methods, principles or practices;
(xiv) perform any quarterly or other interim financial reporting close process in a manner that differs from that used for its year-end close process;
(xv) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and/or its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice and not in excess of $1,000,000;
(xvi) (A) make, change or rescind any material Tax election; (B) enter into any settlement or compromise of any material Tax liability, agree to any adjustment of any material Tax attribute, or surrender any right or claim to a material refund of Taxes; (C) file any amended Tax Returns that would result in a material change in Tax liability, taxable income or loss; (D) change any annual Tax accounting period; (E) adopt or change any accounting method for Tax purposes; (F) enter into any closing agreement relating to any material Tax liability or that could bind the Company after the Closing Date; or (G) give or request any waiver or extension of a statute of limitation with respect to a material Tax Return;
(xvii) make any material changes or modifications to any pricing policy or investment policy or any method of doing business;

(xviii) create any new Subsidiaries;
(xix) take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in any material respect;
(xx) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Appointment Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise expressly permitted or required by this Agreement, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such as to maintain the primary nature of Parent’s business.
(c) Other Actions. The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the Tender Offer Conditions or the conditions set forth in Article VI not being satisfied.
(d) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Annex A or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.
(e) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to promptly notify Parent of any audits, examinations, investigations or other proceedings or Actions that become pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax.

(f) Approval of Compensation Arrangements. To the extent expressly permitted by the terms of this Agreement, if the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date all necessary actions by the Board of Directors of the Company, the Executive Compensation Committee of such Board or its independent directors.
SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Takeover Proposal, or, in each case, the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement (which (A) need not restrict such person from making an unsolicited Takeover Proposal and (B) shall permit the Company to comply with the terms of Section 4.02(c)) containing confidentiality and other provisions substantially similar to the provisions of the Confidentiality Agreement and not less restrictive to such person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company concludes in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably expected to result in a breach of its fiduciary duties under applicable Law.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.
The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 75% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 75% of the assets of the Company, which the Board of Directors of the Company reasonably determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), (ii) not subject to any due diligence or financing condition and (iii) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.
(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation, (B) take any other action or make any public statement in connection with the Company Recommendation, the Offer, the Merger or the Company Stockholders’ Meeting that is inconsistent with the Company Recommendation or (C) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the Appointment Time, the Board of Directors of the Company may: (1) other than in response to a Takeover Proposal or an event that constitutes the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof, make a Company Adverse Recommendation Change if a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Board of Directors of the Company as of the date of this Agreement and a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; and (2) subject to Section 4.02(c), in response to a Takeover Proposal that the Board reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date of this Agreement and that did not otherwise result from a material breach of this Section 4.02, (A) make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would be reasonably expected to result in a breach of its fiduciary duties under applicable Law or (B) cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently with or after such termination enter into an Acquisition Agreement if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to terminate this Agreement would be reasonably expected to result in a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless concurrently with such termination the Company pays to Parent the Termination Fee and the Expenses payable pursuant to Section 5.05(b); provided, further, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless the Company has: (A) provided to Parent five Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (B) during such five Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of such five Business Day period, such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).
(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall keep Parent fully informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal.

(d) Nothing contained in this Section 4.02 shall prohibit the Company or the Board of Directors of the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or other applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01. Company Stockholders’ Meeting; Merger Without Meeting of Company Stockholders.
(a) As promptly as practicable, and in any event within 25 days of the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy or information statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”). The Company shall take all lawful actions (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and, after consultation with Parent, to respond promptly to any comments made by the SEC or the SEC Staff with respect to the preliminary Proxy Statement and cause a Definitive Proxy Statement, which Proxy Statement shall include all information required under applicable Law to be furnished to the Company Stockholders in connection with the Merger and the transactions contemplated by this Agreement, and shall, subject to Section 4.02(b), include the Company Recommendation and the full text of the written opinion described in Section 3.01(t), and (B) to obtain the necessary authorization of the Merger and the transactions contemplated by this Agreement by the Company Stockholders.
(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, the Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting to be held in accordance with Section 5.01(c) as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement.

(c) At the request of Parent, if the adoption of this Agreement by the Company’s stockholders is required by applicable Law, the Company shall, as promptly as reasonably practicable after the later of (i) the Appointment Time and (ii) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of Nasdaq and the certificate of incorporation and bylaws of the Company to duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.02(b), the Company shall, through the Board of Directors of the Company, recommend to the Company Stockholders adoption of this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent the Company Recommendation and shall include the Company Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not postpone or adjourn such meeting without the consent of Parent other than (i) as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders’ Meeting or (ii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, provided that the Stockholders’ Meeting is not postponed or adjourned to a date that is later than the earlier of (x) the date that is 30 days after the date for which the Stockholders’ Meeting was originally scheduled and (y) the date that is ten Business Days prior to the End Date.
(d) The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited, in compliance with applicable Law. Parent agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, Merger Sub or any of Parent’s other Subsidiaries in favor of the adoption of this Agreement, the Merger and the transactions contemplated by this Agreement.
(e) Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholders’ Meeting, as required by this Section 5.01, shall not be affected by the withdrawal, amendment or modification of the Company Recommendation, and (ii) the Company agrees that its obligations pursuant to this Section 5.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal.
(f) Notwithstanding Section 5.01(a), 5.01(b), 5.01(c), 5.01(d) or 5.01(e), in the event that Parent or Merger Sub shall acquire, together with the shares of Company Common Stock owned by Parent, Merger Sub and any other Subsidiary of Parent, at least 90% of the outstanding shares of Company Common Stock, the parties hereto agree, at the request of Parent, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time in accordance with Section 253 of the DGCL without a meeting of the Company Stockholders.
SECTION 5.02. Access to Information; Confidentiality.
(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries to the extent permitted by applicable Law) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (y) all other information concerning its and its Subsidiaries’

business, properties and personnel as Parent may reasonably request. If any of the information or material furnished pursuant to this Section 5.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated November 5, 2010 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.
SECTION 5.03. Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (and in any event within ten (10) Business Days of this Agreement), (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Offer and the Merger under the HSR Act and any other applicable Antitrust Laws.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review and consult with each other in advance of any communication given by it to, or any meeting or teleconference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding under Antitrust Law by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences in accordance with Antitrust Law.
(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.03(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Offer and the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to (and the Company shall not) propose, negotiate, agree to accept, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or the Company (or any of their respective Subsidiaries or affiliates) or otherwise take or commit to take actions that after the Closing Date would limit Parent’s freedom of action with respect to, or ability to retain, any portion of Parent’s or the Company’s or any of their Subsidiaries’ or Affiliates’ business or assets (a “Burdensome Condition”).
(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit a party’s right to terminate this Agreement pursuant to Section 7.01(b)(ii), so long as such party has up to then complied in all material respects with its obligations under this Section 5.03.
SECTION 5.04. Indemnification, Exculpation and Insurance.
(a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of current or former directors and officers of the Company and its Subsidiaries as provided in the Company Certificate, the Company Bylaws, the organization documents of any Subsidiary or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. A true and complete copy of the form of indemnification agreement governing all such contractual indemnification obligations has been made available to Parent prior to the date hereof.
(b) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 5.04(b), neither the Company nor Parent shall be obligated to pay more than 250% of the annual premiums currently paid by the Company for such insurance (which annual premiums are set forth in Section 5.04(b) of the Company Disclosure Schedule); provided, further, that, it is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.
(c) The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified, covered or protected party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by Contract or otherwise.

SECTION 5.05. Fees and Expenses.
(a) Except as provided in paragraphs (b) and (c) of this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the filings fees and expenses incurred in connection with the preparation by the financial printer, filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.
(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii)(A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated (I) by Company pursuant to Section 7.01(b)(i) or (II) by either Parent or the Company pursuant to Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $ 13,000,000 (the “Termination Fee”) plus Expenses (without duplication if paid under any other provision of this Agreement) of up to $1.5 million, by wire transfer of same-day funds on the first Business Day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C) above. In the event that this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.01(b)(iii); or (ii) by Parent pursuant to Section 7.01(c), then the Company shall pay Parent all of its Expenses up to $1.5 million, by wire transfer of same-day funds on the first Business Day following the date of termination of this Agreement. “Expenses” shall mean the cash amount necessary to reimburse Parent, Merger Sub and each of their respective Affiliates for all documented out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Offer, the Merger, this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement (including the fees and expenses of counsel, investment banking firms or financial advisors and their respective counsel and representatives).
(c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.05(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.05(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

SECTION 5.06. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.
SECTION 5.07. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.
SECTION 5.08. Employee Matters.
(a) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries (other than any employees covered by collective bargaining agreements) (the “Continuing Employees”) shall receive base salary, bonus opportunities and employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Parent; provided that (i) continued bonus opportunities for Continuing Employees under the Company Benefit Plans and Company Benefit Agreements and (ii) continued participation by Continuing Employees in the Company Benefit Plans and Company Benefit Agreements, in each case following the Effective Time, shall constitute receiving substantially similar bonus opportunities and employee benefits to those received by similarly situated employees of Parent; provided, further, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.
(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.
(c) Parent shall cause the Surviving Corporation to recognize the actual service of each Continuing Employee with the Company and its Subsidiaries and their respective predecessors as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date; provided that such service credit shall not be provided (i) for purposes of benefit accrual under any defined benefit pension plan, (ii) if it would result in a duplication of benefits or (iii) under any newly established Parent benefit plans that do not provide credit for past service to similarly situated employees of Parent.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall use its best efforts to take action with respect to any such plan to (i) waive all limitations as to preexisting conditions and exclusions and proof of insurability requirements with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.
(e) Notwithstanding the foregoing provisions of Section 5.08, the provisions of Section 5.08 (a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.
(f) The provisions of this Section 5.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.08) under or by reason of any provision of this Agreement.
(g) Parent shall establish a severance plan, the terms of which (including maximum severance payments) have been agreed upon and are set forth in Section 5.08 of the Parent Disclosure Letter, effective for no less than the period from the Effective Time until the first anniversary of the Effective Time, for the benefit of the Continuing Employees indicated in Section 5.08 of the Parent Disclosure Letter.
SECTION 5.09. Takeover Laws. The Company and its Board of Directors shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

SECTION 5.10. Rights Agreement. The Company shall not enter into any stockholder rights plan, “poison pill” anti-takeover plan or other similar device that would apply to the Offer or the Merger.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained, if and to the extent required by applicable Law.
(b) Purchase of Company Common Stock. Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms of this Agreement.
(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or imposing a Burdensome Condition.
(d) Governmental Action. There shall not be instituted or pending any Action by or before any Governmental Entity seeking to restrain or prohibit the Merger or seeking to impose a Burdensome Condition.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Appointment Time, and the Offer and the Merger may be abandoned:
(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by either Parent or the Company:
(i) if on or before December 31, 2011 (the “End Date”) the Appointment Time shall not have occurred; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before such date;

(ii) if any Restraint preventing the consummation of the Offer or the Merger or imposing a Burdensome Condition shall be in effect and shall have become final and nonappealable; or
(iii) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for purchase any shares of Company Common Stock pursuant to the Offer, other than due to a breach of this Agreement by the terminating party;
(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any of the events set forth in clause (c) or (d) of Annex A to occur and (B) is not cured, or incapable of being cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than 30 calendar days from the notice by Parent, is not cured, or is incapable of being cured, by the Company by the End Date);
(d) by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in (1) any representation or warranty of Parent and Merger Sub contained in Sections 3.02(b) and 3.02(f) of this Agreement that is qualified as to materiality or by reference to Parent Material Adverse Effect or Parent Material Adverse Change not being true and correct, or any representation or warranty of Parent and Merger Sub that is not so qualified not being true and correct in all material respects, (2) any other representation or warranty of Parent and Merger Sub contained in this Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect or Parent Material Adverse Change set forth therein) except, in the case of this clause (2), to the extent that the facts or matters as to which such representation or warranty is not so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or (3) a failure by Parent or Merger Sub to perform in all material respects its agreements, covenants and obligations required to be performed by it under this Agreement at or prior to such time and (B) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than 30 calendar days from the notice by the Company, is not cured, or is incapable of being cured, by Parent by the End Date);
(e) by Parent in the event that (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal or (iii) the Company materially breaches its obligations under Section 4.02; or
(f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b) and provided that, concurrently with such termination, the Company pays to Parent the Termination Fee and Expenses payable pursuant to Section 5.05(b).

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 3.01(s) and 3.02(f), the second and third sentences of Section 5.02(a), Section 5.05, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
SECTION 7.05. Procedure for Termination or Amendment. Subject to Section 1.03(c), a termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors (or, in the case of Parent, a duly authorized committee of its Board of Directors to the extent permitted by applicable Law).

ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent or Merger Sub, to:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention: Domenic J. Dell’Osso, Jr.
Facsimile: (405) 849-6125
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
Attention: David A. Katz, Esq.
and
Commercial Law Group, P.C.
5520 North Francis Avenue
Oklahoma City, OK 73118
Fax: 405.232.5553
Attention: Ray Lees, Esq.
if to the Company, to:
Bronco Drilling Company, Inc.
16217 N. May Ave.
Edmond, Oklahoma 73013
Fax: (405) 848-8816
Attention: Frank Harrison

with a copy to:
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Fax: (713) 654-8111
Attention: William T. Heller IV, Esq.
SECTION 8.03. Definitions. For purposes of this Agreement:
(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(c) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York or Oklahoma City, Oklahoma.
(d) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States or of investment Laws relating to foreign ownership.
(e) “Intellectual Property” means all intellectual property rights, including without limitation patents, patent applications, inventions, technology, discoveries, works-for-hire, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), copyright registrations, customer lists, marketing and customer information, licenses, technical information, software, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information.
(f) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $125,000.
(g) “Knowledge” means, with respect to any matter in question, the actual knowledge of (i) in the case of the Company, its corporate officers and (ii) in the case of Parent, its corporate officers.

(h) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or could reasonably be expected to be materially adverse to (1) the business, assets, condition (financial or otherwise), liabilities, capitalization or results of operations of Company and its Subsidiaries, taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the End Date; provided that:
(i) none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: (A) any change or development, after the date of this Agreement, in Law or GAAP or the interpretation thereof than such change or development that does not disproportionately impact the Company or any of its Subsidiaries as compared to other participants in the industries in which the Company or any of its Subsidiaries operates in general, (B) conditions arising out of any war (whether declared or undeclared), act of terrorism or natural disaster, (C) the failure of the Company to meet projections of earnings, revenues or other financial measures (except that the underlying causes of such failure may be considered if not otherwise excluded hereby), (D) any change in the Company’s stock price or trading volume (except that the underlying causes of such change may be considered if not otherwise excluded hereby) and (E) the filing of stockholder lawsuits relating to this Agreement or the transactions contemplated by this Agreement; and
(ii) in the case of (1) above, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general, or (B) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries.
(i) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or could reasonably be expected to be materially adverse to the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Change or Parent Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries.

(j) “Permitted Liens” means Liens for current Taxes not yet due and payable, and any Liens securing the Company’s obligations under the Credit Facility.
(k) a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
(l) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 8.06 provided that receipt of copies of such counterparts is confirmed.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Annex, the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (following the Effective Time) for the provisions of Section 5.04, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.
SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”), or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably submit itself to the personal jurisdiction of the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby consents to service being made through the notice procedures set forth in Section 8.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.
SECTION 8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.
SECTION 8.12. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CHESAPEAKE ENERGY CORPORATION
By:	/s/ Domenic J. Dell’Osso, Jr.
	Name:	Domenic J. Dell’Osso, Jr.
	Title:	Executive Vice President and Chief Financial Officer

NOMAC ACQUISITION, INC.
By:	/s/ Domenic J. Dell’Osso, Jr.
	Name:	Domenic J. Dell’Osso, Jr.
	Title:	Executive Vice President and Chief Financial Officer

BRONCO DRILLING COMPANY, INC.
By:	/s/ D. Frank Harrison
	Name:	D. Frank Harrison
	Title:	Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX A
CONDITIONS OF THE OFFER
Notwithstanding any other provisions of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which assumes conversion or exercise of all derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) on the Expiration Date (such number of shares, the “Minimum Condition”), (ii) the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall not have expired or been terminated prior to the Expiration Date, (iii) any Burdensome Condition shall have been imposed in connection with obtaining any approvals or terminations described in clause (ii), or (iv) at any time on or after the date of the Agreement and prior to the Appointment Time, any of the following events shall occur and continue to exist:
(a) Injunctions or Restraints. There shall be any temporary, preliminary or permanent Restraints in effect preventing the consummation of the Offer or the Merger or imposing a Burdensome Condition.
(b) Governmental Action. There shall be instituted or pending any Action by or before any Governmental Entity seeking to restrain or prohibit the purchase of shares of Company Common Stock pursuant to the Offer, the consummation of the Offer or the Merger or seeking to impose a Burdensome Condition.
(c) Representations and Warranties. (i) Any representation or warranty of the Company contained in Section 3.01(c) shall not be true and correct (except for any de minimis inaccuracy), (ii) any representation or warranty contained in Section 3.01(d), 3.01(g)(ii)(D) (but only with respect to current and former directors and Key Personnel), 3.01(q), 3.01(r) or 3.01(s) of the Agreement that is qualified as to materiality or by reference to Material Adverse Effect or Material Adverse Change shall not be true and correct, or any such representation or warranty of the Company that is not so qualified shall not be true and correct in all materials respects, in each case as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representation or warranty expressly relates to an earlier date, in which case as of such earlier date) or (iii) any other representation or warranty of the Company (other than the representation and warranty contained in Section 3.01(g)(i)) contained in the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change set forth therein) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true as of such dates, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d) Performance of Obligations of the Company. The Company shall not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Agreement at or prior to the date of determination.
(e) Officer’s Certificate. The Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (c), (d) and (f) of this Annex A shall not have occurred and continue to exist.
(f) Material Adverse Effect. There shall have occurred any change, event, effect, development, state of facts or occurrence arising since December 31, 2010 that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;
(g) Consents and Approvals. Other than filings pursuant to the HSR Act, any consent, approval or authorization of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Offer or the Merger shall not have been obtained or shall have been obtained subject to a Burdensome Condition, unless the failure to obtain such consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

EXHIBIT A
TO THE MERGER AGREEMENT
Amended and Restated Certificate of Incorporation
of [                                        ]
FIRST: The name of the corporation (hereinafter called the “Corporation”) is [                                        ].
SECOND: The aggregate number of shares which the Corporation shall have authority to issue is [                                        ] shares of Common Stock, par value $0.01 per share.
THIRD: The street address of the Corporation’s registered office is [                                        ] and the name of its initial registered agent at that office is [                                        ].
FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer.
SEVENTH: Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

The rights conferred on any Covered Person by this Article SEVENTH shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of this Article SEVENTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article SEVENTH, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.
EIGHTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EXHIBIT B
TO THE MERGER AGREEMENT
By-Laws
of [                                        ]
ARTICLE I
OFFICES
SECTION 1. REGISTERED OFFICE The registered office of [                    ] (the “Corporation”) shall be established and maintained at [                    ] and said [                    ] shall be the registered agent of the Corporation in charge thereof.
SECTION 2. OTHER OFFICES The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
SECTION 1. ANNUAL MEETINGS Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.
SECTION 2. SPECIAL MEETINGS Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary, or by resolution of the Board of Directors.
SECTION 3. VOTING Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.
SECTION 4. QUORUM Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.
SECTION 5. NOTICE OF MEETINGS Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.
SECTION 6. ACTION WITHOUT MEETING Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE III
DIRECTORS
SECTION 1. NUMBER AND TERM The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The exact number of directors shall initially be two and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.

SECTION 2. RESIGNATIONS Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.
SECTION 3. VACANCIES If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.
SECTION 4. REMOVAL Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.
SECTION 5. COMMITTEES The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.
Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
SECTION 6. MEETINGS The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.
Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.
Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.
Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7. QUORUM A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.
SECTION 8. COMPENSATION Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
SECTION 9. ACTION WITHOUT MEETING Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
ARTICLE IV
OFFICERS
SECTION 1. OFFICERS The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers as they may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
SECTION 2. CHAIRMAN OF THE BOARD The Chairman of the Board shall be the Chief Executive Officer of the Corporation. He or she shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Chairman of the Board shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

SECTION 3. PRESIDENT The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.
SECTION 4. VICE PRESIDENTS Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.
SECTION 5. TREASURER The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the Corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
SECTION 6. SECRETARY The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. He or she shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.
SECTION 7. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V
INDEMNIFICATION
SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 3 of this Article V with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.
SECTION 2. RIGHT TO ADVANCEMENT OF EXPENSES. In addition to the right to indemnification conferred in Section 1 of this Article V, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article V or otherwise.
SECTION 3. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section 1 of this Article V or Section 2 of this Article V is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.
SECTION 4. NON-EXCLUSIVITY OF RIGHTS. The rights provided to Covered Persons pursuant to this Article V shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
SECTION 5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
SECTION 6. INDEMNIFICATION OF OTHER PERSONS. This Article V shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of Covered Persons under this Article V.
SECTION 7. AMENDMENTS. Any repeal or amendment of this Article V by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-laws inconsistent with this Article V, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

SECTION 8. CERTAIN DEFINITIONS. For purposes of this Article V, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
SECTION 9. CONTRACT RIGHTS. The rights provided to Covered Persons pursuant to this Article V shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.
SECTION 10. SEVERABILITY. If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article V shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE VI
MISCELLANEOUS
SECTION 1. CERTIFICATES OF STOCK A certificate of stock shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.
SECTION 2. LOST CERTIFICATES A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.
SECTION 3. TRANSFER OF SHARES The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 4. STOCKHOLDERS RECORD DATE In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
SECTION 5. DIVIDENDS Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.
SECTION 6. SEAL The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

SECTION 7. FISCAL YEAR The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
SECTION 8. CHECKS All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.
SECTION 9. NOTICE AND WAIVER OF NOTICE Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.
ARTICLE VII
AMENDMENTS
These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

B-10